Exhibit 3.1 (b)

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                CIGNA CORPORATION

                                   * * * * * *


         CIGNA Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of CIGNA Corporation, held February 25, 1998, resolutions were duly adopted proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

               RESOLVED, that the first paragraph of Article Fourth of the Restated Certificate of Incorporation be amended in its entirety and that a new paragraph 4 be added to section B of Article Fourth, both to read as follows:

               Fourth: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 625,000,000 shares divided into two classes as follows:
          600,000,000 shares of Common Stock of the par value of $.25 per share and 25,000,000 shares of Preferred Stock of the par value of $1.00 per share.

          B.  Common Stock

               4. Subdivision, Each share of Common Stock of the Corporation issued and outstanding or held in the treasury of the Corporation immediately prior to the close of business on May 4, 1998, that being the time when the amendment, including this paragraph 4 of Section B, shall have become effective, is subdivided into three fully paid and nonassessable shares of Common Stock, par value $.25 per share, and at the close of business on such date, each holder of record of Common Stock shall, without further action, be and become the holder of two additional shares of Common Stock for each share of Common Stock held of record immediately prior
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          thereto.

         SECOND: That thereafter, pursuant to resolutions of its Board of Directors, an annual meeting of the Stockholders of CIGNA Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting more that a majority of outstanding shares of Common Stock were cast in favor of the amendment.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: This Certificate of Amendment shall become effective at the close of business on May 4, 1998.

         IN WITNESS WHEREOF, said CIGNA Corporation has caused this instrument to be signed by Wilson H. Taylor, its Chairman of the Board and Chief Executive Officer, and attested by Carol J. Ward, its Corporate Secretary, this 28th day of April, 1998.

                                            CIGNA CORPORATION

                                            By: /s/ Wilson H. Taylor
                                                --------------------
                                                    Wilson H. Taylor
                                                    Chairman of the Board
                                                    and Chief Executive Officer

ATTEST:

By: /s/ Carol J. Ward
    --------------------
         Carol J. Ward
         Corporate Secretary                                   Seal